EXHIBIT 99.1

FOR IMMEDIATE RELEASE JULY 2, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	NATIONAL MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT – CORPORATE DEVELOPMENT (405) 879-9257 DFW AREA MEDIA CONTACT: JULIE H. WILSON VICE PRESIDENT – CORPORATE DEVELOPMENT (817) 870-1250

CHESAPEAKE ENERGY CORPORATION ANNOUNCES TRANSACTION WITH FOUR SEVENS RESOURCES CO., LTD. AND SINCLAIR OIL & GAS COMPANY

IN THE FORT WORTH BARNETT SHALE

Company to Acquire 8,500 Net Acres of Leasehold in Tarrant County, Texas and

Enters into Land Services Agreement for Future Leasehold Acquisitions

Chesapeake’s Leasehold Position in the Core and Tier 1 Area of Tarrant, Johnson

and Western Dallas Counties Now Reaches 180,000 Net Acres; Company’s

Total Undrilled Backlog in the Play Now Exceeds 2,700 Net Locations

OKLAHOMA CITY, OK, JULY 2, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has acquired or has agreed to acquire approximately 8,500 net undeveloped leasehold acres in the heart of the Barnett Shale play in Tarrant County, Texas, from Four Sevens Resources Co., Ltd., Sinclair Oil & Gas Company and several of their affiliates and partners. In addition, Chesapeake announced that it has entered into a Land Services Agreement whereby Four Sevens and Sinclair have agreed to work on an exclusive basis in certain areas of Tarrant County, Texas to acquire leases on Chesapeake’s behalf. This complements a similar Land Services Agreement Chesapeake has in place with Dale Property Services, LLC covering different portions of Tarrant County.

Including these land service agreements and its own landmen and lease brokers, Chesapeake now has a substantial competitive advantage with over 750 landmen and lease brokers dedicated to acquiring additional undeveloped leasehold and surface drillsites in Tarrant County. Chesapeake believes its drillsite and leasehold acquisition commitment to Tarrant County should enable it to continue acquiring at least 30,000 net leasehold acres per year in what is quickly becoming the most prolific county in the Fort Worth Barnett Shale play. This anticipated yearly addition to the company’s leasehold inventory should provide up to an additional 500 drillsites per year, more than offsetting the number of wells Chesapeake plans to drill each year in Tarrant County.

Chesapeake’s Fort Worth Barnett Shale leasehold position now totals approximately 220,000 net acres, including approximately 180,000 net acres in the Core and Tier 1 area “sweet spot” of Johnson, Tarrant and western Dallas counties. On this acreage, Chesapeake is now producing approximately 335 gross million cubic feet of natural gas equivalent (mmcfe) per day (230 net mmcfe) from approximately 400 gross wells, of which Chesapeake has drilled approximately 265 and has acquired 135. The company is currently drilling 32 wells and has an additional 95 wells waiting on completion, completing, or waiting on pipeline connection. In addition, Chesapeake believes it has the ability to drill approximately 2,700 additional net horizontal Barnett Shale wells with lateral lengths of approximately 3,000 feet on 500-foot average well spacing. The company’s expected results for wells drilled on its Core and Tier 1 acreage are $2.5 million to develop 2.45 gross bcfe (1.8 net bcfe after royalties and other burdens). In the second half of 2007, Chesapeake anticipates using 35-38 rigs to develop its leasehold and should be able to bring a new Barnett Shale well into production every 18 hours on average.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are excited to announce our new undeveloped leasehold acquisition and Land Services Agreement with Four Sevens and Sinclair. Our first transaction with Four Sevens and Sinclair, completed in June 2006, has worked out very well for Chesapeake and we are pleased to once again acquire high quality Tarrant County leasehold from them. With our own landmen and lease brokers now teamed up with the Dale, Four Sevens and Sinclair leasing teams, we will be able to continue acquiring a steady stream of valuable leasehold in Tarrant County that will provide Chesapeake significant growth opportunities for years to come.”

Chesapeake Energy Corporation is the third-largest independent producer and sixth-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. Chesapeake’s Internet address is www.chkenergy.com.

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